Exhibit 4.2

Unitrin, Inc.

Officers' Certificate

November 24, 2010

Christopher L. Moses, Vice President and Treasurer and Scott Renwick, Senior Vice President, General Counsel and Secretary of Unitrin, Inc., a Delaware corporation (the "Company"), pursuant to Sections 2.01 and 14.06 of the Indenture, dated as of June 26, 2002 (the "Indenture"), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to BNY Midwest Trust Company, as Trustee (the "Trustee"), each hereby certifies in the name of the Company as follows:

There is hereby established, pursuant to the resolutions duly adopted by the Board of Directors of the Company (the "Board") and the Executive Committee of the Board and the officer’s certificate of Dennis R. Vigneau, Senior Vice President and Chief Financial Officer of the Company, a true, correct and complete copy of which resolutions and certificate certified by the Secretary of the Company are being separately delivered on the date hereof, a series of Securities (as that term is defined in the Indenture) to be issued under the Indenture, which Securities shall be in the form attached hereto as Exhibit A, with such terms as determined by or pursuant to such resolutions and certificate, as follows:

1.           The title of the Securities shall be: "6.000% Senior Notes due November 30, 2015" (the "Notes").

2.           The initial aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to or as contemplated by Section 2.05, 2.06, 2.07, 3.03 or 9.04 of the Indenture) shall be $250,000,000.

3.           The Stated Maturity of the Notes shall be November 30, 2015.

4.           The Notes shall bear interest from November 24, 2010 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, at the rate of 6.000% per annum, payable semiannually on May 30 and November 30 of each year (each, an "Interest Payment Date"), commencing on May 30, 2011, to the persons in whose names the Notes are registered on the close of business on the immediately preceding May 15 and November 15, respectively, whether or not such day is a business day (each, a "Regular Record Date").  Payments of interest on the Notes will include interest accrued to but excluding the respective Interest Payment Dates.  In the event that any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day.

5.           The principal of and interest on the Notes of such series shall be payable at the office of the paying agent of the trustee in New York City.

6.           The Notes shall be redeemable, at the Company's option, in whole at any time or in part from time to time, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 60 basis points.

If the Company has given notice as provided in the Indenture and funds for the redemption of any Notes called for redemption have been made available on the redemption date, those Notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of those Notes will be to receive payment of the redemption price.

The Company will give notice of any optional redemption to holders at their addresses, as shown in the security register, not more than 90 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by such holder to be redeemed.

"Adjusted Treasury Rate" means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

"Comparable Treasury Price" means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

"Quotation Agent" means J.P. Morgan Securities LLC or another Reference Treasury Dealer appointed by the Company.

"Reference Treasury Dealer" means (1) J.P. Morgan Securities LLC and a Primary Treasury Dealer selected by Wells Fargo Securities, LLC and their respective successors and, at the Company's option, other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City (a "Primary Treasury Dealer"), provided, however, that  if any of the foregoing ceases to be a Primary

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Treasury Dealer, the Company will substitute another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers the Company selects.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

7.           The Notes shall not be entitled to any sinking fund.

8.           In addition to the Events of Default provided for in the Indenture, the following event if it has occurred and is continuing shall constitute an Event of Default with respect to the Notes: there occurs with respect to any Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $60,000,000 or more in the aggregate for all such Indebtedness of all such Persons (i) an event of default that results in such Indebtedness being due and payable prior to its scheduled maturity or (ii) failure to make a principal payment when due and such defaulted payment is not made, waived or extended within the applicable grace period.

9.           The Notes shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.           The Notes will be issued in the form of a registered Global Security which will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), as depositary, and registered in the name of DTC or its nominee. Beneficial interests in the Global Security will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Security through either DTC in the U.S. or Clearstream Banking, société anonyme or Euroclear Bank S.A. /N. V., as operator of the Euroclear System, in Europe, if they are participants of such systems, or indirectly through organizations which are participants in such systems. If an Event of Default has occurred with respect to the Notes and has not been cured or waived, the Global Security shall be exchangeable for Notes, at the request of DTC, in definitive registered form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof, without coupons, and in an aggregate principal amount equal to the principal amount of the Global Security to be exchanged.

11.           Principal of and interest on the Notes shall be payable in U.S. dollars.

12.           The Notes shall not be convertible into or exchangeable for shares of common stock, preferred stock or other securities or property of the Company.

13.           The Bank of New York Mellon is hereby appointed as Paying Agent and Security Registrar for the Notes of such series. The Security Register for the Notes of such series will be maintained by the Security Registrar in the Borough of Manhattan, The City of New York.

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14.           The Notes shall constitute Global Securities as defined in the Indenture.

15.           The Notes shall be sold to the Underwriters at a price equal to 99.398% of the principal amount thereof plus accrued interest, if any, from November 24, 2010.

16.           No additional Notes shall be issued with the same identification number as the original Note, unless such Notes are treated as fungible with the original Notes for U.S. federal income tax purposes.

17.           In case of any conflict between this Certificate and the Notes in the form referred to above, the Notes shall control.

Each of the aforesaid officers further states pursuant to Sections 2.01 and 14.06 of such Indenture that he has read the provisions of such Indenture setting forth the conditions precedent to the issuance, authentication and delivery of the Notes and the definitions relating thereto; that the statements made in this Certificate are based upon the examination of the provisions of such Indenture and upon the relevant books and records of the Company; that he has, in his opinion, made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the conditions for the issuance, authentication and delivery of the Notes have been complied with; and that, in his opinion, such conditions have been complied with.

Capitalized terms defined in the Indenture and not otherwise defined herein have the respective meanings provided for therein.

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IN WITNESS WHEREOF, we have hereunto signed our names on behalf of the Company as of the date first written above.

UNITRIN, INC.

By:	/s/ Christopher L. Moses
Name:	Christopher L. Moses
Title:	Vice President
and Treasurer

By:	/s/ Scott Renwick
Name:	Scott Renwick
Title:	Senior Vice President, General Counsel and Secretary

[Section 2.01 Officers’ Certificate Signature Page]

6.000% SENIOR NOTES DUE NOVEMBER 30, 2015

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR THE NOMINEE OF A DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY ("DTC"), A NEW YORK CORPORATION, TO UNITRIN, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS SECURITY MAY BE TRANSFERRED IN WHOLE, BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF DTC OR TO A SUCCESSOR DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNITRIN, INC.

6.000% Senior Note Due November 30, 2015

CUSIP NO. 913275AD5
ISIN NO. US913275AD56

No. 1	$250,000,000

UNITRIN, INC., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of two hundred fifty million dollars ($250,000,000) on November 30, 2015, and to pay interest thereon from November 24, 2010 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually on May 30 and November 30 in each year, commencing on May 30, 2011 at the rate of 6.000% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture hereinafter referred to, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the regular record date for such interest, which shall be the immediately preceding May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the holder on such regular record date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee which special record date shall not be more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after receipt by the Trustee of the notice of proposed payment, notice of which shall be given to holders of Securities of this series not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payments of interest on this Security will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Security shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Security is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day, with the same force and effect as if made on the date the payment was originally payable.

The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency where this Security may be surrendered for registration of transfer or exchange and an office or agency where this Security may be presented for payment or for exchange. The Company has initially appointed The Bank of New York Mellon as its Security Registrar and Paying Agent. On the date hereof, the office of the Security Registrar and Paying Agent is located at 101 Barclay Street, Floor 21 West, New York, New York 10286. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Security Registrar, to appoint additional or other Paying Agents or other Security Registrars and to approve any change in the office through which any Paying Agent or Security Registrar acts. The principal of and interest on this Security shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Company, by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

The Senior Notes (as defined on the reverse hereof) will be senior unsecured obligations of the Company and will rank equally in right of payment with all of the other senior unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Senior Notes will rank senior to any subordinated indebtedness of the Company. REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE. Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 24, 2010

UNITRIN, INC.
By:
Name: Christopher L. Moses
Title: Vice President and Treasurer

Attest:

Name: Scott Renwick
Title: Secretary

[Seal of Unitrin, Inc.]

Trustee's Certificate Of Authentication

This is one of the Securities of the series
designated therein referred to
in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as successor Trustee to BNY Midwest Trust Company

By:
Authorized Signatory

(REVERSE SIDE OF NOTE)

This Security is one of a duly authorized issue of Senior Notes of the Company issued and issuable in one or more series under an Indenture dated as of June 26, 2002 (the "Indenture"; capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Indenture), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to BNY Midwest Trust Company (the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures incidental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the holders of the Senior Notes issued thereunder and of the terms upon which said Senior Notes are, and are to be, authenticated and delivered. This Security is one of the series of Securities of the Company issued pursuant to the Indenture designated as 6.000% Senior Notes due November 30, 2015 (the "Senior Notes"), limited in aggregate principal amount to $250,000,000; provided that the Company may, from time to time, without the consent of the holders of the Senior Notes, issue additional Securities under the Indenture having the same terms as the Senior Notes in all respects, except for the issue date, issue price and the initial interest payment date, such that any such additional Securities will be consolidated and form a single series with the Senior Notes. The Company will not issue any additional Securities with the same identification number as the Senior Notes, unless such Securities are treated as fungible with the Senior Notes for U.S. federal income tax purposes.

Notes in Definitive Form

This Security is exchangeable in whole or from time to time in part for Senior Notes of this series in definitive registered form only as provided herein and in the Indenture. If (1) at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Security or if at any time the Depositary shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, and the Company does not appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such condition, as the case may be, (2) an Event of Default has occurred with regard to the Senior Notes represented by this Security and has not been cured or waived or (3) the Company determines that this Security shall no longer be represented by a Global Security and executes and delivers to the Trustee an Officers' Certificate evidencing such determination, this Security shall be exchangeable for Senior Notes of this series in definitive registered form, provided that the definitive Senior Notes so issued in exchange for this Security shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof, without coupons, and in an aggregate principal amount equal to the principal amount of this Security to be exchanged. Except as provided above, owners of beneficial interests in this Security will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to physical delivery of Senior Notes in definitive registered form and will not be considered the holders thereof for any purpose under the Indenture.

Default

If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

Amendment and Modification

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Senior Notes under the Indenture at any time by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Senior Notes at the time Outstanding. The Indenture also permits the holders of specified percentages in principal amount of the Senior Notes at the time Outstanding, on behalf of the holders of all Senior Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Security shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Optional Redemption of the Senior Notes

The Senior Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Company (a "Redemption Date"), at a redemption price (the "Redemption Price") equal to accrued and unpaid interest on the principal amount being redeemed to the Redemption Date plus the greater of (1) 100% of the principal amount of the Senior Notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 60 basis points.

If the Company has given notice as provided in the Indenture and funds for the redemption of the Senior Notes called for redemption have been made available on the Redemption Date, those Senior Notes will cease to bear interest on the Redemption Date. Thereafter, the only right of the holders of those Senior Notes will be to receive payment of the Redemption Price.

The Company will give notice of any optional redemption to holders of the Senior Notes at their addresses, as shown in the Security Register, not more than 90 nor less than 30 days prior to the Redemption Date. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Senior Notes held by such holder to be redeemed.

"Adjusted Treasury Rate" means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue,

assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

"Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

"Comparable Treasury Price" means, with respect to any Redemption Date, the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

"Quotation Agent" means J.P. Morgan Securities LLC or another Reference Treasury Dealer appointed by the Company.

"Reference Treasury Dealer" means (1) J.P. Morgan Securities LLC and a Primary Treasury Dealer (defined herein) selected by Wells Fargo Securities, LLC and their respective successors and, at the Company’s option, other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City (a “Primary Treasury Dealer”), provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers the Company selects.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the Redemption Date.

If less than all of the Senior Notes are to be redeemed, the Company shall give the Trustee at least 45 days advance notice of the Redemption Date as to the aggregate principal amount to be redeemed and the Trustee will select the Senior Notes or portions of Senior Notes to be redeemed by such method as the Trustee shall deem fair and appropriate. The Trustee may select for redemption Senior Notes and portions of Senior Notes in amounts of whole multiples of $1,000.

Sinking Fund

The Senior Notes will not be subject to any sinking fund.

Miscellaneous

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional,

to pay the principal of and interest on this Security at the time, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

Any money that the Company deposits with the Trustee or any Paying Agent or that the Company holds in trust for the payment of principal or any interest on this Senior Note that remains unclaimed for two years after the date upon which the principal and interest are due and payable, will be repaid to the Company on May 31 of each year or (if then held by the Company) discharged from the trust. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of this Security will be able to seek any payment to which such holder may be entitled to collect only from the Company.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender for transfer of this Security at the office or agency of the Company designated for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company or the Security Registrar and duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of the same series as the Security presented for a like aggregate amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Company will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, any Paying Agent and the Security Registrar may deem and treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Security Registrar, and neither the Company nor the Trustee nor any Paying Agent nor the Security Registrar shall be affected by notice to the contrary.

The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the holder surrendering the same upon surrender of the Senior Note or Senior Notes to be exchanged at the office or agency of the Company.

No recourse shall be had for payment of the principal of or interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Security shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.